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                                                             OMB APPROVAL
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                             UNITED STATES            OMB Number:     3235-0145
                  SECURITIES AND EXCHANGE COMMISSION  Expires: October 31, 1997
                         WASHINGTON, D.C. 20549       Estimated average burden
                                                      hours per response...14.90
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                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                                Bio-Plexus, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   09057C 106
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 090570106                   13G                     Page 2 of 4 Pages

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  1   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Ronald A. Haverl

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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]

                                                               (b) [ ]

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  3   SEC USE ONLY

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  4   CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

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                    5   SOLE VOTING POWER
                         534,716 Shares, 125,000 of which the Reporting Person
                         has the right to acquire pursuant to the exercise of
  NUMBER OF              warrants.

    SHARES        -------------------------------------------------------------

 BENEFICIALLY       6   SHARED VOTING POWER
                         0
   OWNED BY
                  -------------------------------------------------------------
     EACH
                    7   SOLE DISPOSITIVE POWER
  REPORTING             534,716 Shares, 125,000 of which the Reporting Person
                         has the right to acquire pursuant to the exercise of
    PERSON               warrants.

     WITH         -------------------------------------------------------------

                    8   SHARED DISPOSITIVE POWER
                         0

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  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      534,716 Shares, 125,000 of which the Reporting Person has the right to acquire pursuant to the exercise of warrants.

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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      7.59%

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 12   TYPE OF REPORTING PERSON*
      IN

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 8 pages


















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ITEM 1.   The information required by this Item is disclosed on the cover page of this Schedule 13G.

ITEM 2. The information required by this Item is disclosed on the cover page of this Schedule 13G.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

          Not Applicable.

ITEM 4.   OWNERSHIP

          The information required by this Item is disclosed in sections 5 through 9, inclusive, and section 11 of the cover page of this
          Schedule 13G.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.

ITEM 10.  CERTIFICATION
          Not applicable.






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                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 13, 1997
                                        ------------------------------------
                                                Date

                                        ------------------------------------
                                                Signature

                                             Ronald A. Haverl, Chairman
                                        ------------------------------------
                                                Name/Title